Exhibit 10.1
AMENDED AND RESTATED
TEXAS LIMITED PARTNERSHIP AGREEMENT OF
HOLLIDAY FENOGLIO FOWLER, L.P.
Dated as of February 5, 2007
by and among
HOLLIDAY GP CORP., a Delaware corporation,
HFF LP ACQUISITION LLC, a Delaware limited liability company, and
HFF PARTNERSHIP HOLDINGS LLC, a Delaware limited liability company

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AMENDED AND RESTATED
TEXAS LIMITED PARTNERSHIP AGREEMENT OF
HOLLIDAY FENOGLIO FOWLER, L.P.
     THIS AMENDED AND RESTATED TEXAS LIMITED PARTNERSHIP AGREEMENT OF HOLLIDAY FENOGLIO FOWLER, L.P. (this “Agreement”), dated as of February 5, 2007, is by and among (a) HOLLIDAY GP CORP., a Delaware corporation (the “General Partner”), and (b) HFF LP ACQUISITION LLC, a Delaware limited liability company (“Acquisition”) and HFF PARTNERSHIP HOLDINGS LLC, a Delaware limited liability company (“Holdco” and together with Acquisition, each a “Limited Partner” and collectively, the “Limited Partners”). The General Partner and the Limited Partners are each referred to herein as a “Partner” and collectively referred to herein as the “Partners”.
RECITALS
     A. The Partnership (as hereinafter defined) was formed as a limited partnership pursuant to the Act (as hereinafter defined) by the filing of the Certificate (as hereinafter defined).
     B. Prior to the effectiveness of this Agreement, the Partnership was (a) governed by the terms of that certain Texas Limited Partnership Agreement of Holliday Fenoglio Fowler, L.P., dated as of January 24, 2000, as amended by certain amendments dated as of April 3, 2003, June 16, 2003, December 31, 2003 and March 29, 2006 (such agreement as amended, the “Existing Agreement”) and (b) comprised of Acquisition, as the sole limited partner (owning 99% of the Percentage Interests (as hereinafter defined)) and General Partner, as the sole general partner (owning 1% of the Percentage Interests).
     C. Immediately prior to (or as applicable simultaneous with) the effectiveness of this Agreement, pursuant to that certain Sale and Merger Agreement dated as of the date hereof (as the same may be amended, restated, supplemented, substituted, replaced or otherwise modified from time to time in accordance with its terms, the “Transaction Agreement”), by and among Acquisition, Holdings (as hereinafter defined), Holdco, General Partner, Publico (as hereinafter defined) and GP Acquisition (as hereinafter defined), (a) Acquisition will transfer 38% of the Percentage Interests to Holdco in return for certain cash to be raised in an initial public offering of the Class A Common Stock (as hereinafter defined) of Holdco’s parent company, HFF, Inc., a Delaware corporation (“Publico”) (such offering, the “IPO”), and Holdco will be admitted as a limited partner in the Partnership, (b) GP Acquisition Corp., a wholly owned subsidiary of Holdco (“GP Acquisition”), will merge into General Partner, with General Partner surviving the merger as a wholly owned subsidiary of Holdco and continuing as the general partner of the Partnership, (c) the outstanding balance of the term loan to the Partnership in the original principal amount of $60,000,000, comprising a portion of the Loan Facility (as hereinafter defined) will be repaid in full from the cash received by Acquisition in accordance with the transactions described in clause (a) above and certain additional cash received from Acquisition in connection with a companion transaction also governed by the Transaction Agreement and involving the sale of partnership interests in HFF Securities, L.P., a Delaware limited partnership (“HFFS”), an affiliate of the Partnership (and, in connection therewith all certificates of ownership interests in the Partnership held as security for the Loan Facility shall be returned to the Partnership and will cease to be of any force and effect) and (d) Acquisition will, inter alia, be granted certain rights to exchange from time to time all or a portion of the Units then held by Acquisition for Class A Common Stock.
     D. In connection with the transactions noted in the preceding Recital C, the parties hereto desire to amend and restate the Existing Agreement in its entirety in accordance with the terms hereof.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     The following capitalized terms shall have the following meanings when used in this Agreement:
     “Act” means the Texas Revised Limited Partnership Act, Texas Revised Civil Statutes Art. 6132a-1, as amended from time to time (or any corresponding provisions of succeeding Law).
     “Acquisition” shall have the meaning set forth in the introductory paragraph hereof.
     “Agreement” shall have the meaning set forth in the introductory paragraph hereof.
     “Additional Credit Amount” shall have the meaning set forth in Section 6.2 hereof.
     “Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Regulations Sections 1.704-1(b)(2)(ii)(c)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.
     “Amended Tax Amount” shall have the meaning set forth in Section 6.2 hereof.
     “Assignee” shall have the meaning set forth in Section 9.1 hereof.
     “Assumed Tax Rate” shall mean the highest effective marginal combined U.S. federal, state and local income tax rate for each Fiscal Year prescribed for an individual or corporation whose residence or commercial domicile is New York, New York assuming such taxpayer: (1)

had no itemized deductions or tax credits, (2) was not subject to the alternative minimum tax, the self-employment tax or other U.S. federal (or comparable state or local) income taxes not imposed under sections 1 or 11 or the Code (as defined herein), and (3) was subject to income tax only in the jurisdictions where the taxpayer resides or is commercially domiciled. For the avoidance of doubt, the Assumed Tax Rate will be the same for all Partners.
     “Capital Account” shall have the meaning set forth in Section 4.2 hereof.
     “Capital Contribution” means, with respect to any Partner, the aggregate amount of money contributed to the Partnership and the Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution of the same or to which such property is subject.
     “Carrying Value” means, with respect to any asset of the Partnership, the asset’s adjusted basis for U.S. federal income tax purposes, except that the Carrying Values of all such assets shall be adjusted to equal their respective fair market values (as reasonably determined by the General Partner) in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f) or (m), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional Units by any new or existing Partner in exchange for more than a de minimis capital contribution to the Partnership, (b) the date of the distribution of more than a de minimis amount of Partnership property (other than a pro rata distribution) to a Partner or (c) the date of a grant of any additional Units to any new or existing Partner as consideration for the provision of services to or for the benefit of the Partnership; provided, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the General Partner in good faith determines that such adjustments are (x) necessary or appropriate to reflect the relative economic interests of the Partners or (y) required by the Regulations. The Carrying Value of any asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its gross fair market value. The Carrying Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of the asset as of the date of its contribution thereto. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits and Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes.
     “Cause” shall have the meaning set forth in the Holdings Operating Agreement as the same exists on the date hereof (or as may otherwise be agreed to by the parties hereto).
     “Certificate” means the Certificate of Limited Partnership of HFF, L.P. dated as of January 24, 2000 and filed in the Office of the Secretary of State of the State of Texas, as the same has been and may be amended from time to time.
     “Charity” means any organization that is organized and operated for a purpose described in Section 170(c) of the Code (determined without reference to Code Section 170(c)(2)(A)) and described in Code Sections 2055(a) and 2522 and is incorporated for the realization of a common goal, which should not be mainly of an economic nature.
     “Class A Common Stock” means Class A Common Stock of Publico.

     “Class A Common Stock Equivalent” means with respect to (a) each restricted or deferred stock unit held by a Voting Interest Holder, one share of Class A Common Stock, and (b) with respect to any stock option or similar right held by a Voting Interest Holder, one or more shares or fractional shares of Class A Common Stock determined in accordance with the treasury stock method (or such other method as recommended by the Operating Committee and approved by the Managing Member).
     “Class B Common Stock” means Class B Common Stock of Publico.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provisions of subsequent superseding federal laws.
     “Compete(s)” shall have the meaning set forth in the Employment Agreement executed by the applicable Member of Holdings. In the event an Employment Agreement with respect to a Member of Holdings is not then in effect, the definition of Compete(s) as set forth in the Employment Agreement attached hereto as Exhibit D shall be deemed to be fully restated and incorporated herein as the definition of Compete(s).
     “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
     “Credit Amount” shall have the meaning set forth in Section 6.2 hereof.
     “Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 4.02 of the Act.
     “Effective Time” means the closing of the transactions noted in Recital C hereof.
     “Employment Agreement(s)” means each of those certain Amended and Restated Employment Agreements between each Member of Holdings and HFF, substantially in the form of Exhibit D hereof.
     “Exchange Act” means the United States Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, in each instance as amended and as the same may be further amended from time to time.
     “Existing Agreement” shall have the meaning set forth in Recital B hereof.
     “Final Tax Amount” shall have the meaning set forth in Section 6.2 hereof.
     “Fiscal Year” means the applicable calendar year (or, if otherwise, the applicable taxable year of the Partnership under the Code).
     “Forfeited Units” shall have the meaning set forth in Section 5.6 hereof.

     “Forfeited Units in Holdings” means all Units in Holdings which are forfeited by a Member of Holdings (a) as a result of (i) the termination or removal of any Person as a Member of Holdings for Cause, (ii) the termination of any Member of Holdings as an employee of the Partnership for Cause or (b) in the event that following any Voluntary Withdrawal of a Member of Holdings, such Person Competes or Solicits. Such Units in Holdings are only subject to forfeiture to the extent the same may not then be redeemed pursuant to the “Exchange Right” as defined in the Holdings Operating Agreement as the same exists on the date hereof (or as may be otherwise agreed to by the parties hereto).
     “General Partner” shall have the meaning set forth in the introductory paragraph hereof.
     “Gross Receipts” means all cash receipts of any kind received by the Partnership (including, without limitations, all cash received by the Partnership from (a) the operations of the Partnership or any of its Subsidiaries and/or (b) capital transactions involving the Partnership, the Subsidiaries or any assets and/or equity interests related thereto).
     “HFFS” shall have the meaning set forth in Recital C hereof.
     “Holdco” shall have the meaning set forth in the introductory paragraph hereof.
     “Holdings” shall mean HFF Holdings LLC, a Delaware limited liability company, the holder as of the Effective Time of, among other things, 100% of the membership interests in Acquisition and one share of Class B Common Stock.
     “Holdings Operating Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of HFF Holdings LLC dated as of the date hereof by and among the Members of Holdings (as such members exist as of the date hereof).
     “Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination, entry of an order of incompetence, or the insanity, permanent disability or death of such Person.
     “Incentive Plan” means any equity incentive or similar plan pursuant to which Publico may issue shares of Class A Common Stock or other interests to one or more employees of the Partnership from time to time.
     “Involuntary Withdrawal” shall have the meaning set forth in the Holdings Operating Agreement as the same exists on the date hereof (or as may otherwise be agreed to by the parties hereto).
     “IPO” shall have the meaning set forth in Recital C hereof.
     “Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.

     “Limited Partner” and “Limited Partners” shall have the applicable meaning set forth in the introductory paragraph hereof.
     “Loan Facility” shall mean, collectively, the term loan and revolving credit facility more particularly described in that certain Credit Agreement dated as of March 29, 2006 by and among the Partnership, Holdings and Bank of America, N.A., as the same may be amended, modified, supplemented, renewed, replaced and/or refinanced from time to time with Bank of America, N.A. or any other lender(s). For avoidance of doubt, Loan Facility shall include any future secured indebtedness under which the Partnership is obligated.
     “Majority in Interest of the Limited Partners” means those Limited Partners holding and voting more than 50% of the Partnership Interests. For purposes of calculating any vote of Limited Partners as set forth herein, any interest held by an Assignee which has not been admitted as a Limited Partner shall be excluded.
     “Managing Member” shall have the meaning set forth in Section 3.3(b) hereof.
     “Market Price” means on any given day on which Class A Common Stock is traded on the relevant exchange, the closing sales price of such Class A Common Stock.
     “Members of Holdings” shall mean each “Member” of Holdings, as defined in the Holdings Operating Agreement (as the same exists as of the date hereof). As of the date hereof the Members of Holdings are as set forth in the first column of Exhibit B attached hereto.
     “Net Cash Flow” means with respect to the applicable time period, the excess of Gross Receipts for such time period over the sum of all Operating Expenses and/or amounts applied to Reserves during such time period.
     “Net Taxable Income” shall have the meaning set forth in Section 6.2 hereof.
     “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Partnership for a fiscal year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that Fiscal Year, determined according to the provisions of Regulations Section 1.704-2(c).
     “Operating Committee” shall have the meaning set forth in Section 3.3(b) hereof.
     “Operating Expenses” means all cash expenditures of every kind and nature which the Partnership shall pay, including, without limitation, Transaction Expenses, debt service payments, capital expenditures and audit and legal expenses.
     “Partner” and “Partners” shall have the applicable meanings set forth in the introductory paragraph hereof.
     “Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Regulations Section 1.752-1(a)(2)) determined in accordance with Regulations Section 1.704-2(i)(3).
     “Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Regulations Section 1.704-2(i)(2).
     “Partnership” means Holliday Fenoglio Fowler, L.P., a Texas limited partnership.
     “Partnership Interest” of a Partner means a Partner’s entire interest in the Partnership, including, without limitation, the right to vote on, consent to, or otherwise participate in, any decision or action of or by the Partners granted pursuant to this Partnership Agreement.
     “Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
     “Percentage Interest” shall mean as of the date of determination with respect to each Partner, the percentage obtained by dividing the Units then held by such Partner by the Units then held by all Partners. The Percentage Interest of each Partner as of the date hereof is as set forth in the third column of Exhibit A attached hereto.
     “Person” means any individual, partnership, corporation, trust or other entity.
     “Profit Participation Plan” shall mean that certain Profit Participation Bonus Plan dated as of the date hereof.
     “Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 7.3 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items noted in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

     “Properties” means all real and personal properties and assets acquired by the Partnership and shall include both tangible and intangible property.
     “Regulations” shall include proposed, temporary and final regulations promulgated under the Code.
     “Reserves” means the amounts used to pay or establish reserves for future Operating Expenses and other expected and unexpected expenses of the Partnership, including reserves for taxes and insurance, debt payments, repayment of loans to Partners, capital improvements, replacements and contingencies, if any, all as reasonably determined by the General Partner.
     “Securities Act” means the U.S. Securities Act of 1933, and the rules and regulations promulgated thereunder, in each instance as amended and as the same may be further amended from time to time.
     “Solicit(s)” shall have the meaning set forth in Section 7 of the Employment Agreement executed by the applicable Member of Holdings. In the event an Employment Agreement with respect to a Member of Holdings is not then in effect, the definitions of Solicit(s) as set forth in Section 7 of the Employment Agreement attached hereto as Exhibit D shall be deemed to be fully restated and incorporated herein as the definition of Solicit(s).
     “Subsidiary(ies)” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity, are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, by such Person.
     “Super Majority Vote” shall mean a vote of sixty-five percent (65%) or more of the Voting Interests.
     “Tax Advance” shall have the meaning set forth in Section 7.5 hereof.
     “Tax Amount” shall have the meaning set forth in Section 6.2 hereof.
     “Tax Distributions” shall have the meaning set forth in Section 6.2 hereof.
     “Tax Matters Partner” shall have the meaning set forth in Section 7.6 hereof.
     “Transaction Agreement” shall have the meaning set forth in Recital C hereof.
     “Transaction Expenses” shall mean all expenses incurred by (or allocated to) the Partnership (or any of its direct or indirect equity owners) from time to time under and in accordance with the terms of the Transaction Agreement.
     “Transfer” means, in respect of any direct or indirect interest in any Unit, or any Property or other asset of the Partnership, any sale, assignment, pledge, transfer, or other disposition thereof (specifically excluding any distributions made in accordance with the provisions of Article VI hereof and/or the applicable provisions of the constituent documents of any Partner, HFF Holdings and/or Publico), whether voluntarily or by operation of Law, including, without limitation, the exchange of any direct or indirect interest in any Unit for any other security.
     “Unit” shall mean with respect to each Partner (or assignee) the Units assigned to such Partner or Assignee, as set forth in the second column of Exhibit A, as the same may be adjusted in accordance with the terms hereof.
     “Units in Holdings” shall mean all “Units” issued to the Members in Holdings pursuant to the Holdings Operating Agreement. The Units in Holdings as of the date hereof are as set forth in the second column of Exhibit B attached hereto and are subject to adjustment in accordance with the Holdings Operating Agreement.
     “Voting Interest” shall mean as of the date of determination with respect to each Voting Right Holder, the percentage obtained by dividing the Voting Units then held by such Voting Right Holder by the Voting Units then held by all Voting Right Holders.
     “Voting Right Holder” shall mean any employee of the Partnership or HFFS with a title of Senior Managing Director or Executive Managing Director (or any other title which may hereafter be created and pursuant to which the Partners hereto shall agree to confer authority of a level at least equal to that of a Senior Managing Director).
     “Voting Units” shall mean the units representing Voting Interests which are assigned to the applicable Voting Right Holders from time to time in accordance with the terms of Section 3.3(b) hereof.
ARTICLE II
FORMATION, NAME, PURPOSES AND OFFICES
     Section 2.1. Organization. The Partners confirm and ratify the organization and formation of the Partnership as a limited partnership pursuant to the provisions of the Act for the purposes set forth in Section 2.3 below and upon the terms and conditions set forth in this Agreement.
     Section 2.2. Partnership Name. The name of the Partnership shall be Holliday Fenoglio Fowler, L.P., and all business of the Partnership shall be conducted in such name, or any other assumed name(s) designated by the General Partner.
     Section 2.3. Purposes. The purpose and business of the Partnership shall be to engage in any lawful act or activity for which limited partnerships may be formed under the Act.
     Section 2.4. Registered Office. The registered office of the Partnership in the State of Texas is 2000 Post Oak Boulevard, Suite 2000, One Post Oak Central, Houston, Texas 77056, and the name and address of the registered agent for service of process on the Partnership in the State of Texas is CT Corp., 1201 Main Street, Suite 1150, Houston, Texas 77002. The name and business address of the General Partner is Holliday GP Corp., 2000 Post Oak Boulevard, Suite 2000, One Post Oak Central, Houston, Texas 77056. The General Partner may change the registered office of the Partnership to any other place within the State of Texas upon ten (10) days’ written notice to the Limited Partners and the preparation and filing of an amendment to the Certificate reflecting such change. The Partnership may maintain other offices at such other locations as the General Partner shall determine from time to time.
     Section 2.5. Term. The term of the Partnership commenced upon the initial filing of the Certificate and shall continue until the winding up and liquidation of the Partnership and its business following an event of dissolution as described in Section 10.2 hereof.
ARTICLE III
MANAGEMENT OF THE PARTNERSHIP
     Section 3.1. Authority of General Partner. Subject to the terms hereof, the management and control of the business and affairs of the Partnership and the Properties of the Partnership shall be exclusively vested in the General Partner who shall (subject to the terms hereof) have (a) the sole and exclusive right to manage the business of the Partnership (including, without limitation, with respect to the Partnership’s incurrence and repayment of indebtedness) and (b) all of the rights and powers which may be possessed by general partners under the Act.
     Section 3.2. Expenses. The Partnership shall bear and/or reimburse the General Partner for any expenses incurred by the General Partner.
     Section 3.3. Officers; Voting Right Holders.
     (a) The General Partner may delegate its rights and authority hereunder to certain officers of the Partnership. Without limiting the foregoing, the General Partner shall have the right to (i) confer individual titles and designations to employees of the Partnership, (ii) remove such titles and designations from any such employee with or without cause, and (iii) delegate levels of authority to the holders of such titles and designations. The General Partner hereby ratifies and confirms all titles and designations (and associated authority) granted employees of the Partnership, as such titles and designations (and associated authority) existed immediately prior to the Effective Time (all pursuant to a resolution to be entered into in connection with this Agreement).
     (b) The sole rights granted to the Voting Right Holders hereunder shall be to (i) elect the “Managing Member” and “Operating Committee” of the Partnership and (ii) participate in the process of preparing the proposed Annual Operating Budget in accordance with and subject to the provisions of Section 3.5. The Partnership shall grant each Voting Right Holder one Voting Unit. Additionally, each Voting Right Holder which as of the date of determination then owns any Units in Holdings, Class A Common Stock and/or Class A Common Stock Equivalents shall be entitled to additional Voting Units determined based on the sum of (i) the product of all Units in Holdings then held by such Voting Right Holder multiplied by Acquisition’s then Percentage Interest, and (ii) the product of all Class A Common Stock and Class A Common Stock Equivalents then held by such Voting Right Holder multiplied by Holdco’s and the General Partner’s then aggregate Percentage Interest (with the Percentage Interests described in clauses (i) and (ii) above being determined assuming that each Class A Common Stock

Equivalent, if any, then held by a Voting Right Holder has been converted to a share of Class A Common Stock).
     Section 3.4. Managing Member and Operating Committee.
     (a) The Voting Right Holders shall elect the Managing Member and the Operating Committee in accordance with the terms set forth below. The sole rights and responsibilities of the Managing Member and Operating Committee hereunder shall be to (i) participate in the process of preparing the proposed Annual Operating Budget in accordance with and subject to the provisions of Section 3.5 and (ii) consult with and make non-binding recommendations to the General Partner in connection with the General Partner’s performance of its duties and obligations (and the exercise of its rights) hereunder.
     (b) (i) The Managing Member shall be a Voting Right Holder, shall be elected by Super Majority Vote and shall serve a term of two (2) years (provided that the term of the initial Managing Member shall terminate on February 5, 2009), after which the Managing Member and any other Voting Right Holder may stand for election or re-election, as the case may be, by Super Majority Vote; (ii) the initial Managing Member shall be John H. Pelusi, Jr.; and (iii) the Managing Member may be removed by a vote of 75% or more of the Voting Interests (and in any such event the replacement Managing Member shall subject to the terms hereof serve the then remaining term of such removed Managing Member).
     (c) The Operating Committee shall (i) at all times be comprised of two (2) non-voting committee members (neither of which non-voting members need be a Voting Right Holder) and eight (8) voting members (all of which voting members shall be Voting Right Holders) and (ii) be elected by a Super Majority Vote to serve a term of two (2) years (provided that the term of each initial Operating Committee member shall terminate on February 5, 2009), after which each member of the Operating Committee and any other qualified employee of the Partnership may stand for re-election or election, as the case may be, by Super Majority Vote. The initial Operating Committee shall be comprised of Nancy O. Goodson (as a non-voting member), Gregory R. Conley (as a non-voting member), John H. Pelusi, Jr., Mark D. Gibson, Joe B. Thornton, Jr., John P. Fowler, Stephen C. Conley, Scott F. McMullin, Scott Galloway and Manuel A. deZarraga. Any member of the Operating Committee is subject to removal prior to the end of his or her term by a recall Super Majority Vote and, if such removal is voted, the Voting Right Holders shall vote to replace such Operating Committee member by Super Majority Vote (and in such event the replacement Operating Committee member shall (subject to the terms hereof) serve the remaining term of the Operating Committee member so recalled).
     Section 3.5. Budget. The annual operating budget of the Partnership and its Subsidiaries, if any, (the “Annual Operating Budget”) shall be prepared by the Managing Member (or his designee) by December 1st of each year for approval by the Operating Committee. The Annual Operating Budget shall be based on, inter alia, information provided to the Managing Member by the heads of each office and line of business of the Partnership and its Subsidiaries, if any, and shall set forth in reasonable detail budgeted monthly operating income and monthly operating capital and other expenses for the Partnership and its Subsidiaries, if any (including, without limitation, estimated bonuses for each office and line of business). Upon approval by the Operating Committee the same shall be submitted to the Voting Right Holders for approval by a Super Majority Vote. If the Voting Right Holders fail to approve the Annual Operating Budget by Super Majority Vote, the same will be revised and resubmitted for approval as set forth above; this process will be followed until an Annual Operating Budget is approved by the Voting Right Holders as set forth above. Upon such approval, the Annual Operating Budget will then be submitted as a non-binding recommendation to the General Partner. The General Partner may revise in any and all respects the process by which the Annual Operating Budget is prepared at any time and from time to time in its sole discretion. The duly authorized officers of the Partnership shall have the right to incur expenses and make expenditures in accordance with the terms of the approved Annual Operating Budget.
     Section 3.6. Authority of Limited Partners. Subject to the terms hereof, no Limited Partner, in its capacity as such, shall participate in or have any control over the business of the Partnership. Except as expressly provided herein, the Units (and associated Partnership Interests) do not confer any rights upon the Limited Partners to participate in the conduct, control or management of the business of the Partnership described in this Agreement, which as described above shall be vested exclusively in the General Partner. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of the General Partner shall be the decision of the Partnership. Except as required or permitted by applicable Law, or expressly provided herein or by separate agreement with the Partnership, no Partner (other than the General Partner, acting in such capacity) shall take any part in the management or control of the operation or business of the Partnership in its capacity as a Partner, nor shall any Partner (other than the General Partner, acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his or its capacity as a Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner.
ARTICLE IV
PARTNERS’ CAPITAL CONTRIBUTIONS
     Section 4.1. Capital Contributions To Date. The Capital Contributions of the Partners as in effect immediately following the Effective Time are reflected in the books and records of the Partnership as provided to and approved by each Partner.
     Section 4.2. Capital Accounts. A separate capital account has been established for each Partner (each a “Capital Account”) on the books of the Partnership (a) in connection with the Capital Contributions made by the Partners hereto (and/or their predecessors in interest) and (b) in accordance with the provisions of Section 1.704-1(b)(2)(iv) of the Regulations. The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 7.1 and any items of income or gain which are specially allocated pursuant to Section 7.3; and shall be debited with all Losses allocated to such Partner pursuant to Section 7.2, and any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 7.3, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer in accordance with the terms of this Agreement, the Assignee shall succeed to the Capital Account of the transferor to the extent the same relates to the Units transferred. In connection with Holdco’s acquisition of Units in the Partnership from Acquisition, which the Partners shall treat as a purchase of a partnership interest from an existing Partner for which an election under Code Section 754 shall be made by the Partnership, the Partners acknowledge and agree that any adjustment to the basis of Partnership property arising under Code Sections 754 and 743 and any subsequent depreciation, depletion, amortization and gain or loss adjustments resulting from such basis adjustments shall not be reflected in the Capital Accounts of the Partners, in accordance with Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations. As a consequence of Holdco’s acquisition of Units in the Partnership from Acquisition, Holdco will succeed to a portion of the Capital Account of Acquisition, with such portion equal to the Capital Account of Holdco prior to such acquisition multiplied by the Percentage Interest of Holdco.
ARTICLE V
UNITS; CLASS A COMMON STOCK
     Section 5.1. Units. Interests in the Partnership shall be represented by the Units.
     Section 5.2. Splits; Distributions and Reclassifications. The Partnership shall not in any manner subdivide (by any Unit split, Unit distribution, reclassification or recapitalization or otherwise) or combine (by reverse Unit split, reclassification, recapitalization or otherwise) the outstanding Units unless an identical event simultaneously occurs with respect to the Class A Common Stock, in which event the Units shall be subdivided or combined concurrently with and in the same manner as the Class A Common Stock as and to the extent necessary to ensure that the ratio of (a) Class A Common Stock then outstanding to (b) the aggregate Units held by Holdco and the General Partner immediately prior to any such event shall remain the same immediately following any such event.
     Section 5.3. Cancellation of Class A Common Stock and Units. At any time a share of Class A Common Stock is redeemed, repurchased, acquired, cancelled or terminated by Publico, one Unit registered in the name of Holdco (or in the event Holdco no longer holds Units, the General Partner) will automatically be cancelled for no consideration by the Partnership, in order that the ratio of (a) Class A Common Stock then outstanding to (b) the aggregate Units held by Holdco and the General Partner immediately prior to any such event shall remain the same immediately following any such event.
     Section 5.4. Incentive Plans. At any time Publico issues a share of Class A Common Stock to an employee of the Partnership or HFFS pursuant to an Incentive Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award or otherwise), the following shall occur: (a) Publico shall be deemed to contribute to the capital of Holdco an amount of cash equal to the current per share Market Price of a share of Class A Common Stock on the date such share is issued (or, if earlier, the date the related option is exercised), and Holdco shall in turn be deemed to contribute to the capital of (i) the Partnership an amount equal to one-half of such amount and (ii) HFFS an amount equal to one-half of such amount, and the Capital Account of Holdco in the Partnership and HFFS shall be adjusted accordingly; (b) the Partnership and HFFS shall together be deemed to purchase from Holdco a share of Class A Common Stock for an amount of cash equal to the amount of cash deemed contributed by Holdco to the Partnership in clause (a) above (and such share of Class A Common Stock shall be deemed delivered to its owner under the Incentive Plan); (c) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by Holdco with respect to any such share, if any, shall be concurrently transferred and paid to the Partnership (and such net proceeds so transferred shall not constitute a Capital Contribution) in such amount as the General Partner shall determine, and the balance of any such net proceeds shall be concurrently transferred and paid to HFFS (and such net proceeds shall not constitute a capital contribution to HFFS); and (d) the Partnership shall issue to Holdco a Unit registered in the name of Holdco. The Partnership shall retain any net proceeds that are paid directly to the Partnership.
     Section 5.5. Offerings of Class A Common Stock. At any time Publico issues a share of Class A Common Stock other than in connection with an Incentive Plan or the IPO (it being agreed that Holdco will acquire the Units noted in Exhibit A in connection with the IPO pursuant to the terms of the Transaction Agreement), net proceeds received by Publico with respect to such share shall be concurrently transferred to Holdco for transfer to the Partnership and HFFS in such manner as the General Partner shall determine and the Partnership shall in return issue to Holdco one Unit registered in the name of Holdco, and the Capital Account of Holdco shall be adjusted accordingly.
     Section 5.6. Forfeiture. Upon the occurrence of any event resulting in Forfeited Units in Holdings, (a) pursuant to the Holdings Operating Agreement, the affected Member of Holdings shall cease to have any rights with respect to the Forfeited Units in Holdings, and (b) simultaneous with the occurrence of such forfeiture, Acquisition shall forfeit a portion of the Units it then holds (such forfeited Units, the “Forfeited Units”) as determined based on the product of (i) the total Units then held by Acquisition (prior to giving effect to the forfeiture of such Forfeited Units) multiplied by (ii) the fraction obtained by dividing the Forfeited Units in Holdings at issue by the total Units in Holdings then outstanding (prior to giving effect to the forfeiture of such Forfeited Units in Holdings).
     Section 5.7. Class A Common Stock. Notwithstanding anything herein to the contrary, the Partnership shall not at any time permit the Transfer of any Units that would allow Acquisition and Holdings to become the beneficial owner in the aggregate of greater than 9.99% of the then outstanding shares of Class A Common Stock of Publico (determined in accordance with Rule 13d-3 promulgated under the Securities Act).
     Section 5.8. Register. The register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner shall determine otherwise, Units shall not be certificated and recorded in the books and records of the Partnership.
ARTICLE VI
DISTRIBUTIONS
     Section 6.1. Distributions of Net Cash Flow. The General Partner, in its discretion, may authorize distributions by the Partnership to the Partners, it being agreed that all distributions shall be made pro rata in accordance with the Partners’ respective Percentage Interests.

     Section 6.2. Tax Distributions. Without limiting the foregoing, except to the extent otherwise provided under Section 7.5, if the General Partner reasonably determines that the taxable income of the Partnership for any Fiscal Year will give rise to taxable income for the Partners (“Net Taxable Income”), the General Partner shall to the extent of Net Cash Flow, first cause the Partnership to distribute Net Cash Flow for purposes of allowing Partners (and their constituents) to fund their (or their members’) respective income tax liabilities deemed to be attributable for purposes of this Agreement to their (or their members’) respective shares of Net Taxable Income (the “Tax Distributions”). The Tax Distributions payable to each such Partner with respect to any Fiscal Year shall be computed based upon the General Partner’s estimate of the Net Taxable Income allocable to such Partner in accordance with the terms hereof, multiplied by the Assumed Tax Rate (the “Tax Amount”). For purposes of computing the Tax Amount, the effect of any benefit to a Partner under Section 743(b) of the Code or other special allocations of income or deductions shall be ignored. Tax Distributions shall only be effected through distributions with respect to Partnership Interests, and shall only be made to Partners. Tax Distributions shall be calculated and paid no later than one day prior to each quarterly due date (without giving effect to any extensions) for the payment by corporations of estimated taxes under the Code in the following manner (A) for the first quarterly period, 25% of the Tax Amount, (B) for the second quarterly period, 50% of the Tax Amount, less the prior Tax Distributions for such Fiscal Year, (C) for the third quarterly period, 75% of the Tax Amount, less the prior Tax Distributions for such Fiscal Year and (D) for the fourth quarterly period, 100% of the Tax Amount, less the prior Tax Distributions for such Fiscal Year. Following each Fiscal Year, and no later than one day prior to the due date (without giving effect to any extensions) for the payment by corporations of income taxes for such Fiscal Year, the General Partner shall make an amended calculation of the Tax Amount for such Fiscal Year (the “Amended Tax Amount”), and shall cause the Partnership to distribute a Tax Distribution, out of Net Cash Flow, to the extent that the Amended Tax Amount so calculated exceeds the cumulative Tax Distributions previously made by the Partnership in respect of such Fiscal Year. If the Amended Tax Amount is less than the cumulative Tax Distributions previously made by the Partnership in respect of the relevant Fiscal Year, then the difference (the “Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made to the Partners for subsequent Fiscal Years. Within thirty (30) days following the date on which the Partnership files its U.S. federal income tax return for a Fiscal Year, the General Partner shall make a final calculation of the Tax Amount for such Fiscal Year (the “Final Tax Amount”) and shall cause the Partnership to distribute a Tax Distribution, out of Net Cash Flow, to the extent that the Final Tax Amount so calculated exceeds the Amended Tax Amount. If the Final Tax Amount is less than the Amended Tax Amount in respect of the relevant Fiscal Year, then the difference (“Additional Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made to the Partners for subsequent Fiscal Years. Any Credit Amount and Additional Credit Amount applied against future Tax Distributions shall be treated as an amount actually distributed pursuant to this Section 6.2 for purposes of the computations described herein.
     Section 6.3. Liquidation Distributions. Distributions upon liquidation shall be made as provided in Section 11.1.
     Section 6.4. Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make a Partnership distribution to any Partner if such distribution would violate Section 6.07 of the Act or other applicable Law.
ARTICLE VII
ALLOCATIONS
     Section 7.1. Allocations of Profits. Profits for any Fiscal Year shall be allocated to the Partners:
     (a) first, in an amount equal to the aggregate excess of the Losses allocated to each Partner pursuant to Section 7.2(a) hereof over the aggregate amount of Profits allocated to such Partner under this Section 7.1(a) in proportion to such excesses until such excesses equal zero; and
     (b) thereafter to the Partners, in proportion to their Percentage Interests which shall be determined based on the daily weighted average Percentage Interest held by each Partner during the applicable Fiscal Year.
     Section 7.2. Allocation of Losses. Losses for any Fiscal Year shall be allocated as set forth in Section 7.2(a) below, subject to the limitations of Section 7.2(b) below.
     (a) Losses for any Fiscal Year shall be allocated to the Partners in accordance with their Percentage Interests which shall be determined based on the daily weighted average Percentage Interest held by each Partner during the applicable Fiscal Year.
     (b) The Losses allocated pursuant to Section 7.2(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an adjusted capital account deficit at the end of any Fiscal Year. All Losses in excess of the limitations set forth in this Section 7.2(b) shall be allocated to the General Partner.
     Section 7.3. Special Allocations.
     (a) If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f). This Section 7.3(a) is intended to comply with the minimum gain chargeback requirements in such Sections of the Regulations and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Regulations Sections 1.704-2(f) and 1.704-2(i)(4).
     (b) If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided, that an allocation pursuant to this Section 7.3(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.3(b) were not in this Agreement. This Section 7.3(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.
     (c) If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 7.3(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VII have been tentatively made as if Section 7.3(b) and this Section 7.3(c) were not in this Agreement.
     (d) Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Percentage Interests.
     (e) Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(j).
     (f) Any special allocations of income or gain pursuant to Sections 7.3(b) or 7.3(c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 7.1 and 7.2 and this Section 7.3(f), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 7.3(b) or 7.3(c) had not occurred.
     Section 7.4. Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided, that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner and permitted by the Code and the Regulations) so as to take account of the difference between Carrying Value and adjusted basis of such asset; provided, further, that the Partnership shall use the traditional method (as such term is defined in Regulations Section 1.704-3(b)(1)) for all Section 704(c) allocations and “reverse Section 704(c) allocations”. As a consequence of the election that the Partnership is to make under Code Section 754, Holdco will timely furnish the Partnership with the notice required under Section 1.743-1(k)(2) of the Regulations that relates to its purchase of Units in the Partnership from Acquisition and following that, the Partnership will timely make any resulting adjustments to income, gain, loss or deduction as well as to basis of Partnership property under Section 743(b) in accordance with Section 1.743-1(k) and duly inform Holdco of those adjustments.
     Section 7.5. Tax Advances. To the extent the Partnership reasonably believes that it is required by Law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself by reason of the status of any Partner (“Tax Advances”), the General Partner may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner which withholding or payment is required pursuant to applicable Law but only to the extent amounts sufficient to pay such taxes were not timely distributed to the Partner pursuant to Section 6.2) with respect to income attributable to or distributions or other payments to such Partner.
     Section 7.6. Tax Matters. The General Partner shall be the initial “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Partnership shall file as a partnership for federal, state and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to federal, state or local tax matters of the Partnership, shall be made by the Tax Matters Partner, in consultation with the Partnership’s attorneys and/or accountants. Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Partner. The Tax Matters Partner shall keep the other Partners reasonably informed as to any tax actions, examinations or proceedings relating to the Partnership and shall submit to the other Partners, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Partnership. As soon as reasonably practicable after the end of each Fiscal Year, the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable state or local income tax Law, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns. The General Partner shall maintain and not revoke the election pursuant to Section 754 for the Partnership which is currently in effect.
     Section 7.7. Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. Sections 4.3, 7.1, 7.2 and 7.3 may be amended at any time by the General Partner if necessary, in the opinion of tax counsel to the Partnership, to comply with such regulations, so long as any such amendment does not materially change the relative economic interests of the Partners.

ARTICLE VIII
BOOKS AND RECORDS
     Section 8.1. Books and Records; Periodic Reporting.
     (a) The Partnership shall keep accurate and complete books of account and records on an accrual basis prepared in accordance with generally accepted accounting principles. All financial statements shall be accurate in all material respects and shall present fairly the financial position and results of operations of the Partnership. The books of account and records of the Partnership shall at all times be maintained at the principal office of the Partnership.
     (b) No later than 90 days after the end of each Fiscal Year, the General Partner shall furnish the Limited Partners with financial statements prepared in accordance with generally accepted accounting principles.
     (c) No later than 60 days after the end of each fiscal quarter (other than the last fiscal quarter) in each Fiscal Year, the General Partner shall furnish the Limited Partners with financial statements for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter prepared in accordance with generally accepted accounting principles, subject to normal year end adjustments.
     (d) The Partnership’s federal, state and local income and other tax returns shall be prepared at the expense of the Partnership by a firm of certified public accountants selected by the General Partner. All tax returns shall be signed on behalf of the Partnership and filed by the General Partner.
     Section 8.2. Right to Inspection. Each Limited Partner shall have the right at all reasonable times upon reasonable notice to examine and copy at its expense the books and records of the Partnership.

ARTICLE IX
ADMISSION AND WITHDRAWAL OF PARTNERS;
ASSIGNMENT; REMOVAL OF GENERAL PARTNER
     Section 9.1. Transfer by Limited Partner. No Limited Partner, owner of any beneficial ownership interest in any Limited Partner, nor any Assignee (as hereinafter defined) may, absent the prior written consent of the General Partner, which consent may be withheld for any reason or no reason, cause or permit a Transfer. Without such written consent of the General Partner, any transferee of a Limited Partner (an “Assignee”) shall not be entitled to become a substitute Limited Partner and upon any transfer to, or foreclosure or other realization of, any Partnership Interest by an Assignee, such Assignee shall only be entitled to receive any distributions payable with respect to the Units which were the subject of such Transfer and shall not be entitled to consent or vote on any matter requiring the consent or approval of the Partners (or any of them). The transferring Limited Partner will remain a Partner even if it has transferred all of its Units to one or more Assignee(s) until such time as the Assignee(s) is admitted to the Partnership as a Limited Partner in accordance with the terms of Section 9.2 below.
     Section 9.2. Admission of Substituting Partners. An Assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:
     (a) the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s sole discretion;
     (b) if required by the General Partner, the General Partner receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Limited Partner) that are in a form satisfactory to the General Partner (as determined in its sole discretion);
     (c) if required by the General Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable laws;
     (d) if required by the General Partner, the parties to the Transfer, or any one of them, pay all of the Partnership’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Partnership); and
     (e) General Partner’s determination that such Transfer is not prohibited under the provisions of Section 9.4 hereof.
     Section 9.3. Additional and Substitute General Partners; Transfer by General Partner. No Person may be admitted to the Partnership as an additional or substitute general partner (and the General Partner or any additional or substitute general partner shall not cause or permit a Transfer of all or any portion of its interests hereunder or admit any additional or substitute general partner) without the prior written consent or ratification of all the Limited Partners. The consent of all the Limited Partners shall be deemed to have been given in the event (and each Limited Partner agrees to provide a written consent or ratification to such admission, substitution or other Transfer as requested by the General Partner) such additional general partner, substitute general partner or other transferee has been approved of by a Majority in Interest of the Limited Partners. Without limiting any other provisions contained herein, no general partner (including, without limitation, the General Partner) shall be entitled to Transfer all of its Units or to withdraw from being a general partner of the Partnership unless following such Transfer or withdrawal at least one general partner of the Partnership having the authority granted to the General Partner hereunder (and subject to the requirements of Section 3.4 hereof) shall remain in place. To the fullest extent permitted by Law, any purported admission, withdrawal or removal of the General Partner that is not in accordance with this Agreement shall be null and void.
     Section 9.4. Further Restrictions on Transfer. In no event may a Partner, any owner of any beneficial ownership interest in any Partner or any Assignee, Transfer all or any portion of its Partnership Interest if the effect of such action would cause the Partnership to breach or be in default under any agreement, document, contract or instrument to which the Partnership is a party, or by which the Partnership or the assets of the Partnership are bound. Additionally, in no event may a Transfer be made by any Partner or Assignee if:
     (a) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;
     (b) such Transfer would require the registration of the applicable transferred Unit pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other foreign securities laws or would constitute a non-exempt distribution pursuant to applicable state securities laws;
     (c) such Transfer would cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations;
     (d) such Transfer would cause any portion of the assets of the Partnership to become “plan assets” of any benefit plan investor within the meaning of regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations, or to be regulated under the Employee Retirement Income Security Act of 1974, as amended from time to time; or
     (e) to the extent requested, the Partnership does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the applicable Partner’s, as determined in any such Partner’s sole discretion.
     Section 9.5. Exchange Rights. Notwithstanding anything to the contrary contained herein, any Transfer of Units by Acquisition to Holdco in accordance with the provisions of Article V of that certain Amended and Restated Certificate of Incorporation of HFF, Inc. shall not be subject to the prior written consent of any of the Partners.
     Section 9.6. Permitted Transfers. Further notwithstanding anything to the contrary contained herein (but subject to the provisions of Section 9.4), (i) Holdings or any Member of

Holdings (or its representatives) may Transfer all or a portion of any Units in Holdings (A) to (x) such transferor’s immediate family members or trusts established for the benefit of such family members for estate planning purposes, (y) a Charity for gratuitous purposes or (z) Holdings or any other Member of Holdings, or (B) by devise or descent or by operation of law upon the death or disability of such Member of Holdings, (ii) without limiting any of the foregoing, a Member of Holdings may withdraw or be involuntarily withdrawn as a Member of Holdings but continue to exercise rights as an interest holder and/or member thereof, in all events to the extent provided in the Holdings Operating Agreement, (iii) Units in Holdings and/or related rights may be directly or indirectly sold, assigned, pledged, transferred, or otherwise disposed of pursuant to the terms of the Holdings Operating Agreement, (iv) “TRA Units” in Holdings (as defined in the Holdings Operating Agreement) and/or related rights may be directly or indirectly sold, assigned, pledged, transferred, or otherwise disposed of in accordance with the Holdings Operating Agreement, (v) any interests of Holdings in Acquisition may be sold, assigned, pledged, transferred, or otherwise disposed of in accordance with the terms of the Holdings Operating Agreement and any interests of Publico in Holdco may be sold, assigned, pledged, transferred, or otherwise disposed of in accordance with the terms of the organizational documents of Publico and (vi) any Transfer of shares of Class A Common Stock or Class B Common Stock in accordance with applicable Law, the Transaction Agreement and the organizational documents of Publico shall not be deemed to be a prohibited Transfer hereunder. Additionally, the Partners hereby agree to pledge their Units as and to the extent required under the Loan Facility.
     Section 9.7. Withdrawal. If a Partner ceases to hold any Units, then such Partner shall withdraw from the Partnership and cease to be a Partner and to have the power to exercise any rights or powers of a Partner when all of such Partner’s Assignees have been admitted as Partners in accordance with the provisions hereof.
ARTICLE X
DISSOLUTION OF PARTNERSHIP
     Section 10.1. No Dissolution. The Partnership shall not be dissolved by the admission of additional Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated and terminated only pursuant to the provisions of this Article X, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.
     Section 10.2. Events of Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following events:
     (a) the voluntary agreement of the General Partner and the Limited Partners to dissolve the Partnership;
     (b) the Incapacity or removal of the General Partner or the occurrence of a Disabling Event with respect to the General Partner; provided, that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 10.2(b) if: (i) at the time of the occurrence of such event there is at least one other general partner of the Partnership who is hereby authorized to, and elects to, carry on the business of the Partnership; or (ii) all remaining Limited Partners consent in writing to (or otherwise ratify) the continuation of the business of the Partnership and the appointment of another general partner of the Partnership within 90 days following the occurrence of any such Incapacity or removal; or
     (c) any other act constituting a dissolution under applicable Law.
ARTICLE XI
LIQUIDATION OF THE PARTNERSHIP
     Section 11.1. Liquidation. In the event of a dissolution of the Partnership where the business of the Partnership shall not be continued, liquidation shall occur. The General Partner shall supervise the liquidation of the Partnership. In the event of any liquidation of the Partnership under this Agreement or the Act, the proceeds of liquidating the Partnership shall be applied and distributed in the following order of priority (each item to be satisfied in full in the order listed below before any of such proceeds are allocated to the subsequent item):
     (a) first, to creditors, including Partners who are creditors (to the extent not otherwise prohibited by Law), in satisfaction of liabilities of the Partnership (whether by payment or the making of reasonable provision for payment therefor), other than liabilities for which reasonable provision for payment has been made and liabilities for interim distributions to Partners and distributions to Partners on withdrawal; then
     (b) second, to the setting up of any Reserves which the General Partner (or, if applicable, the liquidating trustee) determines to be reasonably necessary for any contingent liabilities of the Partnership arising out of, or in connection with, a Partnership liability; then
     (c) third, to the Partners in proportion to their Percentage Interests.
     Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Regulations, if any Partner has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any Capital Contribution, and the negative balance of such Partner’s Capital Account shall not be considered a debt owed by such Partner to the Partnership or to any other Person for any purpose whatsoever.
     Upon completion of the winding up, liquidation and distribution of the assets, the Partnership shall be deemed terminated. The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XI.
     Section 11.2. Deemed Distribution and Reconstitution. Notwithstanding any other provision of this Article XI, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but the Partnership is not liquidated under this Article XI, the assets and liabilities shall be deemed to be distributed and recontributed in a manner consistent with Regulations Section 1.704-1(b).
     Section 11.3. Rights of Limited Partners. Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of his Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership. No Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions or allocations.
ARTICLE XII
LIABILITY AND INDEMNIFICATION
     Section 12.1. Liability of Partners.
     (a) No Limited Partner shall be liable for any debt obligation or liability of the Partnership or of any other Partner or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Partner of the Partnership.
     (b) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Partners (including without limitation, the General Partner) hereto or on their respective Affiliates. Further, the Partners hereby waive any and all fiduciary duties that, absent such waiver, may be implied by Law, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Partnership are only as expressly set forth in this Agreement.
     (c) To the extent that, at law or in equity, any Partner (including without limitation, the General Partner) has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the Partners (including without limitation, the General Partner) acting under this Agreement will not be liable to the Partnership or to any such other Partner for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of any Partner (including without limitation, the General Partner) otherwise existing at Law or in equity, are agreed by the Partners to modify to that extent such other duties and liabilities of the Partners (including without limitation, the General Partner).
     (d) The General Partner may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.
     Section 12.2. Indemnification.
     (a) To the fullest extent permitted by law, the Partnership shall indemnify any person (and such person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a Partner (including without limitation, the General Partner) or a director, officer or agent of a Partner (including without limitation, the General Partner) or the Partnership or, while a director, officer or agent of a Partner (including without limitation, the General Partner) or the

Partnership, is or was serving at the request of the Partnership as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals; provided that such person shall not be entitled to indemnification hereunder only to the extent such person’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 12.2(c), the Partnership shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner.
     (b) To the fullest extent permitted by Law, the Partnership shall promptly pay expenses (including attorneys’ fees) incurred by any Person described in Section 12.2(a) in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 12.2 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 12.2(c), the Partnership shall be required to pay expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner.
     (c) If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 12.2 is not paid in full within thirty (30) days after a written claim therefor by any person described in Section 12.2(a) has been received by the Partnership, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.
     (d) To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any Person described in Section 12.2(a) against any liability asserted against such Person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 12.2 or otherwise.
     (e) The provisions of this Section 12.2 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 12.2 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 12.2 (or legal representative thereof) who serves in such capacity at any time while this Section 12.2 and the relevant provisions of applicable law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 12.2 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 12.2 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Partnership Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 12.2(a) shall be made to the fullest extent permitted by law.
     For purposes of this Section 12.2, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.
     This Section 12.2 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 12.2(a).
ARTICLE XIII
MISCELLANEOUS
     Section 13.1. Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Partner agrees to execute and deliver such additional documents and instruments, and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions. All approvals of a Partner hereunder shall be in writing.
     Section 13.2. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, INCLUDING BOTH MATTERS OF INTERNAL LAW AND CONFLICT OF LAWS.
     Section 13.3. Severability. If this Agreement or any portion thereof is, or the operations contemplated hereby are, found to be inconsistent with or contrary to any valid applicable laws or official orders, rules and regulations, the inconsistent or contrary provisions of this Agreement shall be null and void and such laws, orders, rules and regulations shall control and, as so modified, shall continue in full force and effect; provided, however, that nothing herein contained shall be construed as a waiver of any right to question or contest any such Law, order, rule or regulation in any forum having jurisdiction.
     Section 13.4. Entire Agreement. This instrument contains all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to this

Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the subject matter set forth herein.
     Section 13.5. Binding Effect. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective successors and permitted assigns.
     Section 13.6. Agreement Restricted to Partners. This Agreement is solely for the parties hereto and no covenant or other provision herein, including, but not limited to, any obligation to make any Capital Contribution, shall create any rights in, or give rise to any obligation to or any cause of action by, any person not a party hereto.
     Section 13.7. Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.
     Section 13.8. Power of Attorney; Amendments. This Agreement (including any exhibits hereto) may be amended, supplemented, waived or modified by the written consent of the General Partner; provided that no such amendment, supplement, waiver or modification shall adversely affect the Partnership Interests held by any Limited Partner in any material respect without the prior written consent of each Limited Partner so affected (it being agreed, without limitation, that any amendment, supplement, waiver or modification with respect to the management of the Partnership as contemplated in this Agreement, the determination of each Partner’s Percentage Interest, the rights of each Partner to distributions hereunder (including, without limitation, Tax Distributions), the allocation provisions, the transfer provisions and this Section 13.8, which in any such instance is in any way adverse to any Limited Partner (or its constituent members) shall be deemed to adversely affect the Partnership Interests held by such Limited Partner in a material respect and shall thus be subject to such Partner’s prior written consent); provided further, that Exhibit A to this Agreement shall be deemed amended from time to time to reflect the admission or substitution of a new Partner, the withdrawal or resignation of a Partner, and the adjustment of the Units resulting from any Transfer, forfeiture or other disposition of a Unit, in each case as and to the extent the same is performed in accordance with (or otherwise expressly permitted under) the provisions hereof; and Exhibit B shall be deemed amended from time to time upon notice to the Partnership by Acquisition of any transfer, exchange or redemption of Units in Holdings in accordance with the terms of the Holdings Operating Agreement. Notwithstanding anything to the contrary contained herein, the General Partner shall not in any way amend the Profit Participation Plan absent the written consent of each Partner hereto.
     No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     The General Partner may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(l) (or any similar provision) under which the fair market value of a partnership interest that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Partnership and each of its Partners to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all Partnership Interests transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) any other related amendments.
     Section 13.9. Notices. Any notices and other communications required or permitted in this Agreement shall be in writing, and delivered personally or sent (a) by overnight courier, (b) by facsimile or (c) by registered or certified mail, postage prepaid in each instance, addressed to each Limited Partner and the General Partner at the applicable address set forth below:

If to Acquisition:	c/o HFF Holdings LLC
2000 Post Oak Boulevard, Suite 2000
One Post Oak Central
Houston, TX 77056
Facsimile: 713.527.8725
Attn: Nancy Goodson, Chief Operating Officer

with a copy to:

c/o HFF Holdings LLC
429 Fourth Avenue, Suite 200
Pittsburgh, PA 15219
Facsimile: 412.281.2792
Attn: John H. Pelusi, Jr., Managing Member

with a copy to:

Dechert LLP
90 State House Square, 12th Floor
Hartford, CT 06103-3702
Facsimile: 860.524.3930
Attn: John J. Gillies, Esq.

If to Holdco:	c/o HFF Holdings LLC
429 Fourth Avenue, Suite 200
Pittsburgh, PA 15219
Facsimile: 412.281.2792
Attn: John H. Pelusi, Jr., Managing Member

with a copy to:

Dechert LLP
90 State House Square, 12th Floor

Hartford, CT 06103-3702
Facsimile: 860.524.3930
Attn: John J. Gillies, Esq.

If to General Partner:	c/o HFF Holdings LLC
429 Fourth Avenue, Suite 200
Pittsburgh, PA 15219
Facsimile: 412.281.2792
Attn: John H. Pelusi, Jr., Managing Member

with a copy to:

Dechert LLP
90 State House Square, 12th Floor
Hartford, CT 06103-3702
Facsimile: 860.524.3930
Attn: John J. Gillies, Esq.
Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date received, if personally delivered, (b) two business days after been sent by overnight courier, (c) one business day after receipt of confirmation of deliver if sent by facsimile and (d) three business days after being sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address or facsimile number by giving notice as aforesaid to each of the other parties hereto.
     Section 13.10. Authorized Representative. Each Partner may from time to time designate in writing to the other Partners one or more duly authorized representatives of such Partner having the authority to act on behalf of such Partner (and such representative(s) may thereafter act on behalf such Partner absent further notice in writing from such Partner to the other Partners).
     Section 13.11. Amended and Restated Agreement. This Agreement amends and restates the Existing Agreement in its entirety, as such upon the occurrence of the Effective Time, the Existing Agreement and the provisions thereof (including, without limitation, those relating to any election to “opt-in” to Article 8 of the Texas Uniform Commercial Code and any and all certificates issued in connection herewith) shall cease to be of any force and effect, and the Partnership shall thereafter be governed in accordance with the terms hereof.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

GENERAL PARTNER:

HOLLIDAY GP CORP., a Delaware corporation

By:	/s/ John H. Pelusi, Jr.

Name: John H. Pelusi, Jr.
Title: President

LIMITED PARTNERS:

HFF LP ACQUISITION LLC, a Delaware limited liability company

By: HFF Holdings LLC, a Delaware limited liability company, its Member

	By:	/s/ John H. Pelusi, Jr.

Name: John H. Pelusi, Jr.
Title: Managing Member

HFF PARTNERSHIP HOLDINGS LLC, a Delaware limited liability company

By:	HFF Inc., a Delaware corporation, its sole Member

	By:	/s/ John H. Pelusi, Jr.

Name: John H. Pelusi, Jr.
Title: Chief Executive Officer

EXHIBIT A

		INITIAL
PARTNER	INITIAL UNITS	PARTNERSHIP INTEREST
Holliday GP Corp.	368,000	1%

HFF LP Acquisition LLC	22,500,000	61%

HFF Partnership Holdings LLC	13,932,000	38%

Total	36,800,000	100%

EXHIBIT B

MEMBERS	UNITS
Mark Gibson	1,944,000
John Pelusi	1,944,000
Jody Thornton	1,903,725
John Fowler	1,534,950
Scott McMullin	1,284,975
Stephen Conley	1,169,775
Scott Galloway	836,325
John Duffy	831,375
Riaz Cassum	806,175
Gerard Sansosti	806,175
Fred Wittmann	806,175
Grady Roberts	735,525
David Nackoul	654,975
Todd Armstrong	604,575
Mona Carlton	604,575
Don Curtis	402,975
Todd Stressenger	402,975
Mike Tepedino	402,975
Whit Wilcox	402,975
Greg Pappas	241,875
Paul Brindley	224,100
John Brownlee	201,600
Dan Carlo	201,600
Manny deZarraga	537,750
Bob Donhauser	201,600
Whitaker Johnson	201,600
Matthew Larson	537,750
Andrew Levy	201,600
Glenn Whitmore	426,600
Tim Wright	151,200
William Asbill	100,800
Dana Brome	100,800
Dave Keller	100,800
Lloyd Minten	100,800
Mike Kavanau	100,800
Trey Morsbach	225,000
Robert Herron	112,500
Joseph Morningstar	112,500
Timothy Jordan	112,500
Barry Brown	112,500
James Batjer	112,500

EXHIBIT C
Form of Certificate
None

EXHIBIT D
Form of Employment Agreement
See attached